Exhibit 99.2

Investor Relations Contact: Brian Norris Acme Packet +1.781.328.4790 bnorris@acmepacket.com	Media and Analyst Contact: Mike O’Malley Acme Packet +1.781.869.2975 momalley@acmepacket.com

Oracle to Buy Acme Packet

Adds Session Border Control Technology to Oracle’s Leading Communications Industry

Offering to Speed the Deployment of All-IP Networks

BEDFORD, MA, February 4, 2013 – Acme Packet® (NASDAQ: APKT) today announced that it has entered into an agreement to be acquired by Oracle (NASDAQ: ORCL) for $29.25 per share in cash representing a fully diluted equity value of $2.1 billion. Net of cash this represents an enterprise value of $1.7 billion.

The combination of Oracle and Acme Packet is expected to accelerate the migration to all-IP networks by enabling secure and reliable communications from any device, across any network. Users are increasingly connected and expect to communicate anytime and anywhere using their application, device, and network of choice. Oracle Communications along with Acme Packet can help service providers and enterprises meet these demanding requirements by delivering an end-to-end portfolio of technologies that will support the deployment, innovation and monetization of all-IP networks.

The Board of Directors of Acme Packet has unanimously approved the transaction. The transaction is expected to close in the first half of 2013, subject to Acme Packet stockholder approval, certain regulatory approvals and other customary closing conditions.

“Acme Packet brings deep domain expertise and proven, mission-critical solutions to enable all- IP networks,” said Andy Ory, Chief Executive Officer, Acme Packet. “Together with Oracle, we expect to provide customers with purpose-built, innovative solutions to accelerate the deployment of all-IP networks and help deliver a superior experience across services, devices and networks.”

“The proposed acquisition of Acme Packet is another important piece in Oracle’s overall strategy to deliver integrated best-in-class products that address critical customer requirements in key industries,” said Oracle President Mark Hurd. “The addition of Acme Packet to Oracle’s leading communications portfolio will enable service providers and enterprises to deliver innovative solutions that will change the way we interact, conduct commerce, deliver healthcare, secure our homes, and much more.”

“The communications industry is undergoing a dramatic shift as users become more connected and dependent on mobile applications and devices. Service providers and enterprises need a comprehensive communications solution that will enable them to more effectively engage with their customers,” said Bhaskar Gorti, senior vice president and general manager, Oracle Communications. “This combination will enable secure and reliable delivery of real-time interactive communications through the most comprehensive, best-in-class communications portfolio in the industry.”

About Acme Packet

Acme Packet (NASDAQ: APKT), the leader in session delivery network solutions, enables the trusted, first-class delivery of next-generation voice, video, data and unified communications services and applications across IP networks. Our Net-Net product family fulfills demanding security, service assurance and regulatory requirements in service provider, enterprise and contact center networks. Based in Bedford, Massachusetts, Acme Packet designs and manufactures its products primarily in the USA, selling them through over 330 reseller partners worldwide. More than 1,925 customers in 109 countries have deployed over 21,000 Acme Packet systems, including 89 of the top 100 service providers and 51 of the Fortune 100. For more information visit www.acmepacket.com.

Use of Forward Looking Statements

This document contains certain forward-looking statements about Oracle and Acme Packet, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Acme Packet, timing of the proposed merger, anticipated customer benefits and general business outlook. When used in this Current Report, the words “anticipates”, “can”, “will”, “look forward to”, “expected”, “intend”, and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Acme Packet, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this Current Report due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, any perceived benefits of the transaction may not be achieved after closing, the operations of Oracle, on the one hand, and Acme Packet, on the other, may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Acme Packet may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Acme Packet.

In addition, please refer to the documents that Oracle and Acme Packet, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause

Oracle’s and Acme Packet’s respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this Current Report. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor Acme Packet is under any duty to update any of the information in this document, except as required by law.

Participants in Solicitation

Oracle, Acme Packet and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Acme Packet stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Oracle’s executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Acme Packet’s participants in the solicitation, which may, in some cases, be different than those of Acme Packet’s stockholders generally, is set forth in the materials filed with the SEC, including in Acme Packet’s Definitive Proxy Statement for its 2012 Annual Meeting, and will be set forth in the proxy statement relating to the proposed merger when it becomes available.

Additional Information and Where to Find It

In connection with the Merger, Acme Packet will file a proxy statement with the SEC. Additionally, Acme Packet and Oracle will file other relevant materials in connection with the proposed acquisition of Acme Packet by Oracle pursuant to the terms of an Agreement and Plan of Merger by and among Acme Packet, Oracle, OC Acquisition LLC, a wholly owned subsidiary of Oracle, and Andes Acquisition Corporation, a wholly owned subsidiary of OC Acquisition, LLC. The materials to be filed by Acme Packet with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of Acme Packet are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

###